Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
October 28, 2015

CULLEN/FROST REPORTS SOLID THIRD QUARTER RESULTS

•	Average loans increase 7.1 percent

•	Average deposits rise 5.9 percent

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported solid third quarter 2015 results, including good loan and deposit growth.

Cullen/Frost’s net income available to common shareholders for the third quarter of 2015 was $73.8 million, compared to $75.4 million for the third quarter of 2014. On a per-share basis, net income available to common shareholders was $1.17 per diluted common share, compared to $1.18 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.04 percent and 10.73 percent respectively, compared to 1.12 percent and 11.29 percent for the same period a year earlier.

For the third quarter of 2015, net interest income on a tax-equivalent basis increased 8.3 percent to $225.6 million, compared to the $208.3 million reported for the same quarter of 2014. Average deposits for the quarter were $24.1 billion, an increase of $1.4 billion, or 5.9 percent, over the $22.7 billion reported for last year's third quarter. For the third quarter of 2015, average loans increased $750.9 million, or 7.1 percent, to $11.4 billion, from the $10.6 billion reported for the third quarter a year earlier. The provision for loan losses totaled $6.8 million for the third quarter this year compared to $390,000 for the same quarter last year.

“Our results for the third quarter reflect the underlying strength of our company," said Cullen/Frost CEO Dick Evans.

"Average loans increased 7.1 percent in a highly competitive Texas lending environment that is still feeling the impact of the slowdown in the energy sector,” Evans said. “This loan growth is the result of our focused calling effort and team-selling approach. Our capital levels remain strong and we have plenty of liquidity to fund loans. We have also consistently paid a shareholder dividend and have increased the quarterly dividend annually for the past 22 years.

“Since 2007, before the financial crisis began, year-to-date average deposits at Frost have risen $13.7 billion, which reflects our efforts to build and extend relationships with customers who understand and appreciate our value proposition.

“As always, we are fortunate to operate in Texas, a business-friendly state with a diversified economy, no state income tax and abundant natural resources. Although job growth has slowed because of the drop in energy prices, Texas is expected to see an increase in jobs this year. Texas is a top state for business and good jobs. The dynamic markets we serve continue to be among the strongest in the U.S.,” said Evans.

“Our company's success would not be possible without our outstanding employees statewide, who help our company grow and innovate as they bring our culture to life.”

For the first nine months of 2015, net income available to common shareholders was $215.0 million compared to $199.2 million reported for the same period of 2014. Year-to-date earnings were $3.39 per diluted common share, compared to $3.18 per diluted common share for the same period in 2014. Returns on average assets and average common equity for the first nine months of 2015 were 1.03 percent and 10.47 percent respectively, compared to 1.06 percent and 10.57 percent for the same period a year earlier.

Noted financial data for the third quarter of 2015 follows:

•
Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2015 were 12.61 percent and 13.96 percent respectively and continue to be in excess of well-capitalized levels. The Common Equity Tier 1 ratio was 11.57 percent at September 30, 2015. The tangible common equity ratio was 7.57 percent at the end of the third quarter of 2015, compared to 7.51 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end-of-period shareholders’ equity less preferred stock, goodwill and intangible assets, divided by end-of-period total assets less goodwill and intangible assets.

•
Net-interest income on a taxable equivalent basis for the third quarter of 2015 totaled $225.6 million, an increase of 8.3 percent, compared to $208.3 million for the same period a year ago. This increase primarily resulted from an increase in the average volume of interest-earning assets and, to a lesser extent, an increase in the net interest margin. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.48 percent for the third quarter of 2015, up from 3.39 percent for the third quarter of 2014, and 3.47 percent for the second quarter of 2015.

•
Non-interest income for the third quarter of 2015 totaled $83.4 million, a 3.1 percent increase compared to $80.9 million reported for the third quarter of 2014. Trust and investment management fees were $25.6 million, down $1.2 million, or 4.5 percent, from the $26.8 million reported for the third quarter of 2014. Most of the decrease was due to oil and gas fees, down $1.1 million, and securities lending fees, down $837,000. These decreases were offset, in part, by a $744,000 increase in investment fees, which are generally assessed based on the market value of trust assets that are managed and held in custody. Other income increased $2.8 million to $10.2 million. The increase was primarily due to increases in gains on the sale of foreclosed and other assets (up $1.8 million), sundry income (up $863,000) and income from public finance underwriting fees (up $834,000) partly offset by decreases in mineral interest income (down $501,000). Insurance commissions and fees for the third quarter of 2015 were $11.8 million, up 3.7 percent or $415,000, compared to the $11.3 million reported during the third quarter of 2014. Most of this increase was due to commission income, up $251,000, and contingent commissions, up $164,000.

•
Non-interest expense was $175.6 million for the quarter, up $11.7 million or 7.2 percent, compared to the $163.9 million reported for the third quarter a year earlier. Total salaries rose $5.8 million, or 7.9 percent, to $79.6 million, and were impacted by an increase in the number of employees combined with normal annual merit and market increases, as well as incentive based compensation. Employee benefits were up $1.6 million to $16.2 million from $14.6 million in last year's third quarter. The increase was primarily related to increases in expenses related to our defined benefit retirement plans, up $1.3 million. Net occupancy expense rose $3.3 million, or 23.7 percent, from higher property taxes, depreciation expense, lease expense and utilities expense. These increases were impacted by a new operations and support center, a portion of which was placed into service during the second quarter of 2015, and new financial center locations.

•
For the third quarter of 2015, the provision for loan losses was $6.8 million, compared to net charge-offs of $3.0 million. For the third quarter of 2014, the provision for loan losses was $390,000, compared to net charge-offs of $364,000. The allowance for loan losses as a percentage of total loans was 0.97 percent at September 30, 2015, compared to 0.91 percent at the end of the third quarter last year and 0.94 percent at the end of the second quarter of 2015. Non-performing assets were 58.2 million at the end of the third quarter, compared to $52.4 million last quarter-end and $63.0 million at last year’s third quarter.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 28, 2015, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, November 1, 2015, at 855-859-2056 with Conference ID # of 63163495. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, scroll down to the bottom of the home page. Under "Company Information", click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.3 billion in assets at September 30, 2015. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2015			2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr(1)
CONDENSED INCOME STATEMENTS
Net interest income	$186,981	$182,809	$180,703	$178,992	$177,641
Net interest income (2)	225,553	220,131	216,702	212,627	208,253
Provision for loan losses	6,810	2,873	8,162	4,400	390
Non-interest income:
Trust and investment management fees	25,590	26,472	27,161	27,271	26,807
Service charges on deposit accounts	20,854	20,033	19,777	20,691	20,819
Insurance commissions and fees	11,763	10,130	14,635	10,818	11,348
Interchange and debit card transaction fees	5,031	4,917	4,643	4,783	4,719
Other charges, commissions and fees	10,016	10,113	8,441	9,619	9,804
Net gain (loss) on securities transactions	(52)	—	228	3	33
Other	10,176	7,317	8,330	9,457	7,332
Total non-interest income	83,378	78,982	83,215	82,642	80,862

Non-interest expense:
Salaries and wages	79,552	76,633	76,072	77,903	73,756
Employee benefits	16,210	17,339	20,227	13,318	14,639
Net occupancy	17,380	16,429	15,081	15,010	14,049
Furniture and equipment	16,286	15,649	15,534	15,849	16,078
Deposit insurance	3,676	3,563	3,613	3,549	3,421
Intangible amortization	816	849	894	996	1,052
Other	41,649	42,777	40,090	42,376	40,856
Total non-interest expense	175,569	173,239	171,511	169,001	163,851
Income before income taxes	87,980	85,679	84,245	88,233	94,262
Income taxes	12,130	12,602	12,082	15,529	16,881
Net income	75,850	73,077	72,163	72,704	77,381
Preferred stock dividends	2,016	2,015	2,016	2,016	2,016
Net income available to common shareholders	$73,834	$71,062	$70,147	$70,688	$75,365

PER COMMON SHARE DATA
Earnings per common share - basic	$1.18	$1.12	$1.11	$1.12	$1.19
Earnings per common share - diluted	1.17	1.11	1.10	1.11	1.18
Cash dividends per common share	0.53	0.53	0.51	0.51	0.51
Book value per common share at end of quarter	44.32	43.17	43.80	42.87	42.40

OUTSTANDING COMMON SHARES
Period-end common shares	62,282	63,180	63,164	63,149	63,058
Weighted-average common shares - basic	62,629	63,119	63,094	63,061	62,939
Dilutive effect of stock compensation	690	832	685	866	934
Weighted-average common shares - diluted	63,319	63,951	63,779	63,927	63,873

SELECTED ANNUALIZED RATIOS
Return on average assets	1.04%	1.03%	1.02%	1.02%	1.12%
Return on average common equity	10.73	10.34	10.34	10.36	11.29
Net interest income to average earning assets (2)	3.48	3.47	3.41	3.34	3.39

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been known as of the measurement date of the business combination.

(2) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2015			2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr(1)
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$11,362	$11,259	$11,073	$10,909	$10,611
Earning assets	25,979	25,597	25,827	25,569	24,636
Total assets	28,066	27,677	27,936	27,599	26,592
Non-interest-bearing demand deposits	10,262	9,950	9,961	10,054	9,532
Interest-bearing deposits	13,836	13,741	13,951	13,639	13,216
Total deposits	24,098	23,691	23,912	23,693	22,748
Shareholders' equity	2,875	2,902	2,897	2,851	2,794

Period-End Balance:
Loans	$11,359	$11,401	$11,215	$10,988	$10,747
Earning assets	26,224	25,565	25,926	26,052	25,203
Goodwill and intangible assets	664	665	666	667	668
Total assets	28,341	27,782	28,159	28,278	27,371
Total deposits	24,324	23,841	24,150	24,136	23,491
Shareholders' equity	2,905	2,872	2,911	2,851	2,818
Adjusted shareholders' equity (2)	2,771	2,789	2,751	2,710	2,663

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$110,373	$106,607	$105,708	$99,542	$98,312
As a percentage of period-end loans	0.97%	0.94%	0.94%	0.91%	0.91%

Net charge-offs:	$3,044	$1,974	$1,996	$3,170	$364
Annualized as a percentage of average loans	0.11%	0.07%	0.07%	0.12%	0.01%

Non-performing assets:
Non-accrual loans	$55,452	$50,053	$56,314	$59,925	$57,100
Restructured loans	—	—	—	—	—
Foreclosed assets	2,778	2,381	3,293	5,251	5,866
Total	$58,230	$52,434	$59,607	$65,176	$62,966
As a percentage of:
Total loans and foreclosed assets	0.51%	0.46%	0.53%	0.59%	0.59%
Total assets	0.21%	0.19%	0.21%	0.23	0.23

CONSOLIDATED CAPITAL RATIOS (3)
Common Equity Tier 1 Risk-Based Capital Ratio (4)	11.57%	11.70%	11.55%	N/A	N/A
Tier 1 Risk-Based Capital Ratio	12.61	12.74	12.60	13.67%	13.90%
Total Risk-Based Capital Ratio	13.96	14.06	13.93	14.55	14.80
Leverage Ratio	7.91	8.07	7.89	8.16	8.27
Equity to Assets Ratio (period-end)	10.25	10.34	10.34	10.08	10.30
Equity to Assets Ratio (average)	10.24	10.48	10.37	10.33	10.51

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been known as of the measurement date of the business combination.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).
(3) Capital ratios in 2015 were calculated in accordance with the Basel III Capital Rules which became effective on January 1, 2015, subject to transition provisions. Capital ratios for prior periods were calculated in accordance with previous capital rules.

(4) The Common Equity Tier 1 Risk-Based Capital Ratio is a newly required ratio under the Basel III Capital Rules and represents common equity, net of any accumulated other comprehensive income (loss), less goodwill and intangible assets, net of any associated deferred tax liabilities, divided by risk-weighted assets, subject to transition provisions.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2015	2014(1)
CONDENSED INCOME STATEMENTS

Net interest income	$550,493	$507,942
Net interest income (2)	662,386	595,310
Provision for loan losses	17,845	11,914
Non-interest income:
Trust and investment management fees	79,223	78,966
Service charges on deposit accounts	60,664	61,255
Insurance commissions and fees	36,528	34,297
Interchange and debit card transaction fees	14,591	13,589
Other charges, commissions and fees	28,570	26,561
Net gain (loss) on securities transactions	176	35
Other	25,823	22,799
Total non-interest income	245,575	237,502

Non-interest expense:
Salaries and wages	232,257	214,446
Employee benefits	53,776	46,833
Net occupancy	48,890	40,735
Furniture and equipment	47,469	46,238
Deposit insurance	10,852	9,683
Intangible amortization	2,559	2,524
Other	124,516	125,280
Total non-interest expense	520,319	485,739
Income before income taxes	257,904	247,791
Income taxes	36,814	42,518
Net income	221,090	205,273
Preferred stock dividends	6,047	6,047
Net income available to common shareholders	$215,043	$199,226

PER COMMON SHARE DATA
Earnings per common share - basic	$3.41	$3.20
Earnings per common share - diluted	3.39	3.18
Cash dividends per common share	1.57	1.52
Book value per common share at end of quarter	44.32	42.40

OUTSTANDING COMMON SHARES
Period-end common shares	62,282	63,058
Weighted-average common shares - basic	62,946	61,739
Dilutive effect of stock compensation	736	914
Weighted-average common shares - diluted	63,682	62,653

SELECTED ANNUALIZED RATIOS
Return on average assets	1.03%	1.06%
Return on average common equity	10.47	10.57
Net interest income to average earning assets (2)	3.45	3.43

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been known as of the measurement date of the business combination.

(2) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2015	2014(1)
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$11,233	$10,093
Earning assets	25,801	23,307
Total assets	27,894	25,151
Non-interest-bearing demand deposits	10,059	8,812
Interest-bearing deposits	13,842	12,688
Total deposits	23,901	21,500
Shareholders' equity	2,891	2,666

Period-End Balance:
Loans	$11,359	$10,747
Earning assets	26,224	25,203
Goodwill and intangible assets	664	668
Total assets	28,341	27,371
Total deposits	24,324	23,491
Shareholders' equity	2,905	2,818
Adjusted shareholders' equity (2)	2,771	2,663

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$110,373	$98,312
As a percentage of period-end loans	0.97%	0.91%

Net charge-offs:	$7,014	$6,040
Annualized as a percentage of average loans	0.08%	0.08%

Non-performing assets:
Non-accrual loans	$55,452	$57,100
Restructured loans	—	—
Foreclosed assets	2,778	5,866
Total	$58,230	$62,966
As a percentage of:
Total loans and foreclosed assets	0.51%	0.59%
Total assets	0.21	0.23

CONSOLIDATED CAPITAL RATIOS (3)
Common Equity Tier 1 Risk-Based Capital Ratio (4)	11.57%	N/A
Tier 1 Risk-Based Capital Ratio	12.61%	13.90%
Total Risk-Based Capital Ratio	13.96	14.80
Leverage Ratio	7.91	8.27
Equity to Assets Ratio (period-end)	10.25	10.30
Equity to Assets Ratio (average)	10.36	10.60

(1) Certain prior financial information has been restated to reflect adjustments to initially reported provisional amounts recognized in business combinations so that prior financial information is reported as if the adjusted amounts had been known as of the measurement date of the business combination.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).
(3) Capital ratios in 2015 were calculated in accordance with the Basel III Capital Rules which became effective on January 1, 2015, subject to transition provisions. Capital ratios for prior periods were calculated in accordance with previous capital rules.

(4) The Common Equity Tier 1 Risk-Based Capital Ratio is a newly required ratio under the Basel III Capital Rules and represents common equity, net of any accumulated other comprehensive income (loss), less goodwill and intangible assets, net of any associated deferred tax liabilities, divided by risk-weighted assets, subject to transition provisions.